Exhibit 4.13
The following is a summary of amendments to the Ford Motor Company Tax-Efficient Savings Plan for Hourly Employees, effective January 1, 2009:
•	Rollover amounts will be included in determining the $3,500 threshold for involuntary distribution of assets in a Member’s account following termination of employment.